Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1996 Stock Incentive Plan of Analog Devices, Inc. of our reports dated November 24, 2020, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. and the effectiveness of internal control over financial reporting of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 26, 2021